Exhibit 4.39

                              SEPARATION AGREEMENT
                        AND GENERAL RELEASE OF ALL CLAIMS

         This Separation Agreement and General Release of all Claims ("Agreement") is made by and between Dr. Edward W. Savarese ("Dr. Savarese") on the one hand, and Imaging Technologies, Inc. ("ITEC") on the other. (Collectively, Savarese and ITEC shall be referred to as "the Parties.")

         1. Dr. Savarese is currently an employee of ITEC. In accordance with this Agreement with ITEC, his employment will terminate as of the Effective Date of this Agreement as defined in Paragraph 10.

         2. The parties desire to resolve any claims relating to Dr. Savarese's separation from employment and therefore enter into this Agreement.

         3. In consideration of and in return for the promises and releases undertaken by ITEC and Dr. Savarese in this Agreement, the Parties agree as follows:

         a. Except for the provisions of paragraph 3c, this Agreement is neither enforceable nor effective until the Effective Date as defined in paragraph 10.

         b. ITEC has filed with the Securities and Exchange Commission (the "SEC") a Registration statement on Form S-3 (the "Registration Statement"). ITEC agrees to contact Dr. Savarese immediately upon receipt of the "Effectivity Letter" from the SEC or actions or interactions on the part of the SEC to indicate the effectivity of the Registration Statement. Within three trading days after the effective date of this Registration Statement, ITEC shall issue to Dr. Savarese 500,000 fully registered shares of ITEC common stock.

         c. Dr. Savarese will use his reasonable efforts to collect the debts from the companies listed on Exhibit 1 to this Agreement that are indebted to ITEC. ITEC agrees to use its best efforts to assist Dr. Savarese in collecting the debts listed on
                  Exhibit 1. Dr. Savarese shall have until December 31, 1999 to make initial contact with the companies listed on Exhibit 1. Dr. Savarese shall have until December 31, 1999 to make initial contact with the companies listed on Exhibit 1. If Dr. Savarese has made contact with said companies then any monies paid by said companies to ITEC after this Agreement's Effective Date shall be divided evenly between Dr. Savarese and ITEC. The parties hereby confirm that any monies paid to Dr. Savarese in accordance with this paragraph 3c are in consideration for his efforts in collecting the monies owed to ITEC by the companies listed on Exhibit 1.

         d. Assuming Dr. Savarese elects COBRA continuation coverage, ITEC will pay all applicable premiums for Dr. Savarese to continue receiving medical, dental and vision insurance provided to current employees, through COBRA continuation coverage, for 18 months from the Effective Date of this Agreement or until such time as Dr. Savarese is covered under the medical insurance plan of another employer, whichever occurs first. Dr. Savarese shall be responsible for his own medical, dental and vision insurance payments under COBRA or otherwise after that time.

         e. ITEC represents that Dr. Savarese was a named insured in ITEC's current insurance policy for officers' and directors' coverage. ITEC agrees that it will inform Dr. Savarese concerning any litigation against the Company that names Dr. Savarese as a defendant.

         f. Dr. Savarese waives the right to receive his unpaid salary from ITEC as well as payment for any accrued but unused vacation.


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

         g. Except for any rights or claims created by or contained in this Agreement, Dr. Savarese does hereby release ITEC and ITEC's parents, subsidiaries, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as "Releasees") from any and all claims, demands, warranties, debts, obligations, liabilities, costs, expenses, rights of action, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, arising prior to the date of this Agreement. Dr. Savarese specifically releases the Releasees from any claim for attorneys' fees. DR. SAVARESE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES DR. SAVARESE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI- DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY DR. SAVARESE OR BY A GOVERNMENTAL AGENCY.

         h. Except for any rights or claims created by or contained in this Agreement, ITEC and ITEC's parents, subsidiaries, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, attorneys, past and present, and each of them (collectively referred to as "Releasors") do hereby release Dr. Savarese from all claims, demands, warranties, debts, obligations, liabilities, costs, expenses, rights of action, and causes of action, whether known or unknown, suspected or unsuspected, arising prior to the date of this Agreement. ITEC and the Releasors specifically release Dr.
                  Savarese from any claim for attorneys' fees.

         i. Dr. Savarese and ITEC, and the Releasors, and each of them, understand and agree that as to all of the claims released in this Agreement, the release when effective includes all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, except as expressly provided in this Agreement, and that all rights, if any, that any party may have under California Civil Code section 1542 are expressly waived. Section 1542 provides as follows:

                           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor."

Dr. Savarese, ITEC, and the Releasors acknowledge that they may discover facts different from, or in addition to, those which they know or believe to be true with respect to the claims released in this Agreement and agree that the Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

         4. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

         5. This Agreement and all covenants and releases set forth in this Agreement shall be binding upon and shall inure to the benefit of the respective Parties, their legal successors, heirs, assigns, partners,


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

representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

         6. The Parties acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. Each Party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences for signing it.

         7. The Parties each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement.

         8. ITEC hereby advises Dr. Savarese in writing to discuss this Agreement with an attorney before executing it. Dr. Savarese acknowledges ITEC has provided him at least 21 days within which to review and consider this Agreement before signing it. Should Dr. Savarese decide not to use the full 21 days, then Dr. Savarese knowingly and voluntarily waives any claims that he was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement.

         9. The Parties acknowledge and agree that Dr. Savarese may revoke this Agreement for up to seven calendar days following Dr. Savarese's execution of this Agreement and that it shall not become unenforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to Phillip Englund, Esq., Imaging Technologies, Inc. 11031 Via Frontera, San Diego, California 92127 and received by Mr. Englund not later than midnight on the seventh day following execution of this Agreement by Dr. Savarese.

         10. If Dr. Savarese does not revoke this Agreement in the time frame specified in Paragraph 9 above, the Agreement shall become effective at 12:00 a.m. on the 8th day after it is signed by Dr. Savarese (the "Effective Date").

         11. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

         12. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

         13. ITEC is executing this Agreement for itself and on behalf of all other Releasees and Releasors.

         14. The signatories to this Agreement who are executing this Agreement in a representative capacity specifically represent that they are authorized to do so.

         I have read the foregoing Separation Agreement and General Release of All Claims and I accept and agree to the provisions contained in this Agreement and hereby execute it voluntarily and with full understanding of its consequences.

Dated: June 10, 1999                             /s/ Edward W. Savarese
                                                 -------------------------------
                                                 Dr. Edward W. Savarese


Dated: June 10, 1999                             Imaging Technologies, Inc.


                                                 By: /s/ Brian Bonar
                                                     ---------------------------
                                                     Brian Bonar

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